Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Geospatial Holdings, Inc.

Sarver, PA

We consent to the use in this Registration Statement of Geospatial Holdings, Inc., on Form S-1 Amendment 2 to be filed with the United States Securities and Exchange Commission on or about August 14, 2009, of our Independent Auditors’ Report dated April 14, 2009 covering the balance sheets of Geospatial Holdings, Inc. as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended.

We also consent to the reference to our Firm under the title “Experts” in the Registration Statement S-1 Amendment 2.

/s/ GOFF BACKA ALFERA & COMPANY, LLC

Pittsburgh, Pennsylvania

August 14, 2009